Exhibit 10.4
D.R. HORTON, INC.
AMENDED AND RESTATED
2000 INCENTIVE BONUS PLAN
(as of December 7, 2007)
1. PURPOSE. The purpose of the D.R. Horton, Inc. Amended and Restated 2000 Incentive Bonus Plan (the “Plan”) is to provide senior management employees of D.R. Horton, Inc., a Delaware corporation (the “Company”), and its Affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan will enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.
2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:
     (a) “Adjusted Pre-Tax Income” shall mean income before income taxes, excluding inventory impairments and land option cost write-offs and goodwill impairments, as publicly reported by the Company in its financial statements in accordance with generally accepted accounting principles.
     (b) “Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
     (c) “Award” shall mean a right to a payment under the terms of the Plan.
     (d) “Board” shall mean the Board of Directors of the Company.
     (e) “Change in Control” shall mean the occurrence of any of the following events:
     (i) a merger, consolidation or reorganization of the Company into or with another corporation or other legal person if the stockholders of the Company, immediately before such merger, consolidation or reorganization, do not, immediately following such merger, consolidation or reorganization, then own directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation or other legal person resulting from the such merger, consolidation or reorganization in substantially the same proportion as their ownership of voting securities of the Company immediately prior to such merger, consolidation or reorganization;
     (ii) the Company sells all or substantially all of its assets to another corporation or other Person, or there is a complete liquidation or dissolution of the Company;
     (iii) a change in the composition of the Board such that at any time a majority of the Board shall have been members of the Board for less than twenty-four months, unless the election of each new director who was not a director at the beginning of the period was approved by at least a majority of the directors then still in office who were directors at the beginning of such period (but in no event by fewer than three such directors);
     (iv) any Person (other than (x) the Company or (y) Donald R. Horton, Terrill J. Horton, or their respective wives, children, grandchildren and other descendants, or any trust or other entity formed or controlled by any of such individuals) acquires “beneficial ownership” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the outstanding voting securities of the Company; or
     (v) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred.
     (f) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (g) “Committee” shall mean the Compensation Committee of the Board, which shall consist of two or more Outside Directors.
     (h) “Covered Employee” shall mean a Participant who is a “covered employee” within the meaning of Code Section 162(m) and the Treasury regulations promulgated thereunder with respect to any Performance Period.
     (i) “Outside Directors” shall mean “outside directors” within the meaning of Code Section 162(m) and the Treasury regulations promulgated thereunder.
     (j) “Participant” shall mean any Senior Executive who is selected by the Committee (or in the case of Senior Executives who are not Covered Employees, any Person or committee empowered by the Committee to make such selection) to participate in the Plan for a Performance Period.
     (k) “Performance-Based Compensation” shall mean amounts satisfying the applicable requirements imposed by Code Section 162(m) and the Treasury regulations promulgated thereunder with respect to that term.
     (l) “Performance Period” shall mean one or more months, quarters or one or more fiscal years of the Company, including multiple year periods, or any other period selected by the Committee, as to which an Award may be earned.
     (m) “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

     (n) “Senior Executive” shall mean any executive officer of the Company or any other officer of the Company or any of its Affiliates serving as a region or division president or manager or in another senior management position.
     (o) “Share” shall mean a share of the Company’s common stock, par value $0.01.
     (p) “Stock Incentive Plan” shall mean the Company’s 2006 Stock Incentive Plan, as amended from time to time.
     (q) “Target Award” shall mean one or more Award levels for a Performance Period that will be paid in accordance herewith if certain performance criteria are achieved in such Performance Period.
3. AWARDS.
     (a) The Committee may determine and designate Senior Executives who shall be Participants for any Performance Period. With respect to each such designated Participant, if any, the Committee shall establish: (i) a Target Award for the Performance Period; (ii) the performance criteria for the Performance Period with respect to the Target Award; and (iii) whether the Award is intended to satisfy the requirements for Performance-Based Compensation. For any Performance Period, determinations required for Awards intended to qualify as Performance-Based Compensation shall be made within the time necessary to comply with such requirements. Designation as a Participant for any Performance Period shall not entitle any Senior Executive to the right to be designated as a Participant for any other Performance Period.
     (b) The performance criteria to be established with respect to any Target Awards shall be based upon any one or more of the following measures, applied to either the Company as a whole or to any business unit, region, division, or subsidiary, either individually, alternatively, or in any combination, and measured either monthly, quarterly, annually, or cumulatively over a period of years, on an absolute basis or relative to (including ranking to) a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) equity improvement, (vi) stockholder return or total stockholder return, (vii) return on capital (including, without limitation, return on total capital or return on invested capital), (viii) return on investment, (ix) return on assets or net assets, (x) market capitalization, (xi) economic value added, (xii) debt leverage (debt to capital) or access to capital, (xiii) gross or net revenue, (xiv) sales, net sales or closings, (xv) backlog, (xvi) inventory, land or lot improvement or reduction, (xvii) asset turnover, (xviii) income, pre-tax income or net income, (xix) operating income or pre-tax profit, (xx) operating profit, operating profit before non-cash charges and asset valuation, net operating profit or economic profit, (xxi) gross margin, operating margin or profit margin, (xxii) return on operating revenue or return on operating assets, ( xxiii) cost of sales, (xxiv) cash from operations, (xxv) operating ratio, (xxvi) operating revenue or return on revenue, (xxvii) market share improvement, (xxviii) sales cancellations, (xxix) dividend or dividend yield, (xxx) general, selling and administrative expenses improvement or containment, or (xxxi) customer service. Such goals may be particular to a line of business, region, division, or other unit or may be based on the Company generally or any Affiliate.
     To the extent consistent with Code Section 162(m) (or, alternatively, to the extent that Code Section 162(m) is not intended to apply to a particular Award), the Committee may appropriately adjust any evaluation of performance under the above performance criteria to exclude any of the following events that occur during a Performance Period: (i) litigation, claims, judgments or settlements; (ii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iii) non-cash charges related to impairments, write-offs or asset valuation; (iv) corporate overhead charges, (v) accruals for reorganization and restructuring programs; (vi) adjustments related to deferred tax assets; and (vii) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30 (or any successor provision), (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year or years, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly, annual, or multi-year fiscal period. The Committee also may take into account normalization related adjustments to the performance criteria if necessary to provide a relevant and consistent comparison to the performance criteria of the Company’s peer group or other comparison group or metric.
     (c) Notwithstanding the establishment of any Target Award and related performance criteria pursuant to Section 3(a), but subject to Section 6, in the sole discretion of the Committee, the Award payable to a Participant in respect of such Target Award may be adjusted, at any time prior to payment of the related Award, either to increase or decrease the value of such Award, as follows:
     (i) the Committee may adjust an Award for individual performance on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate;
     (ii) the Committee may make such adjustments as it deems appropriate in the case of any Participant whose position with the Company has changed during the applicable Performance Period; and
     (iii) the Committee shall have the discretion to adjust performance criteria and the methodology used to measure the determination of the degree of attainment of such criteria;
provided, that to the extent required to qualify as Performance-Based Compensation, any Award designated as Performance-Based Compensation may not be adjusted under this Section 3(c) or otherwise in a manner that increases the value of such Award. Subject to Section 6, the Committee shall retain the discretion to adjust such Awards in a manner that does not increase the value of such Awards, at any time prior to the payment thereof.

     (d) To the extent that a Target Award is intended to be Performance-Based Compensation, prior to any payment thereof, the Committee shall certify the extent to which the performance criteria have been satisfied and the amount payable as a result thereof.
     (e) In general, Awards earned under the Plan shall be payable in cash; provided, however, that the Committee, in its sole discretion, may elect to satisfy payment of any Award earned under the Plan in whole or in part by the delivery of a number of Shares or Share Units with a fair market value equal to the dollar value of the Award so earned. Any Shares or Share Units delivered in settlement of an Award under the Plan shall be granted as fully vested Restricted Stock or Restricted Stock Units pursuant to Section 8 of the Stock Incentive Plan, shall not be subject to the minimum vesting period set forth in Section 8(c) of the Stock Incentive Plan as permitted by the terms thereof regarding the payment of earned compensation, shall be subject to all other applicable terms and conditions of the Stock Incentive Plan, and shall reduce the number of Shares available for issuance under the Stock Incentive Plan in accordance with Section 5 thereof.
     (f) Subject to the above, Awards shall be paid as soon as practicable after the Performance Period, and if possible by the 15th day of the 3rd month following the end of the year in which the Participant becomes entitled to such Award payment, but in any event no later than the last day of the calendar year following the year in which the Target Award is earned, except to the extent that a Participant has made a timely election to defer the receipt of such Award pursuant to a deferral arrangement with the Company or any of its Affiliates. Any deferral election shall comply with the requirements of Code Section 409A so as to avoid the imposition of any taxes or penalties thereunder. For Awards that do not constitute Performance-Based Compensation, the Compensation Committee may establish rules and procedures for advance payment of all or a portion of such Awards, or such other payment arrangements as it deems desirable or appropriate.
4. AWARD LIMITATIONS TO COVERED EMPLOYEES. Notwithstanding any other provision of the Plan to the contrary, if an award is payable based on one or more monthly or quarterly periods, the maximum Award payable to any one Covered Employee with respect to any such Performance Period shall not exceed the sum of (i) 2% of Adjusted Pre-Tax income for such Performance Period (but not below $0) and (ii) $8 million, provided that no Covered Employee may receive both monthly Target Awards and a quarterly Target Award with respect to the same quarter under prong (i) and the maximum payout for all monthly, quarterly, or annual Performance Periods in a fiscal year under prong (ii) shall not exceed $8 million. Notwithstanding the prior sentence, if the Performance Period is the month of December, the maximum Award payable to any one Covered Employee shall not exceed the sum of (i) 6% of Adjusted Pre-Tax Income for such Performance Period (but not below $0) and (ii) $8 million, provided that no other award under prong (i) of the prior sentence shall be paid for the quarter (or months therein) that includes December and the maximum payout for all monthly, quarterly, or annual Performance Periods in a fiscal year under prong (ii) shall not exceed $8 million. If an Award is payable based on a fiscal year, the maximum Award payable to any one Covered Employee with respect to the fiscal year Performance Period shall not exceed the sum of (i) 2% of Adjusted Pre-Tax Income for such fiscal year (but not below $0) and (ii) $8 million, provided that any amounts paid under prong (i) of the above-referenced monthly or quarterly Performance Period maximums during the same fiscal year shall reduce, dollar for dollar, the maximum amount payable under prong (i) of the maximum annual Performance Period Award, and provided further that the maximum payout for all monthly, quarterly, and annual Performance Periods in a fiscal year under prong (ii) of the above formulas shall not exceed $8 million.
     If a Covered Employee is entitled to both a short-term (monthly, quarterly or annual) and a long-term (covering two or more fiscal years) Target Award covering the same or an overlapping time period hereunder, then (a) the maximum long-term Award shall not exceed the sum of (i) 2% of Adjusted Pre-Tax Income for such long-term Performance Period (but not below $0) and (ii) $8 million, and (b) the amount paid under the short-term Award shall reduce, dollar for dollar, the maximum payable under the long-term Award, such that the total amount that a Covered Employee may receive for the combined short-term and long-term Awards covering the same or an overlapping time period shall not exceed the sum of (i) the greater of 2% of Adjusted Pre-Tax Income for such short-term Performance Period (but not below $0) and 2% of Adjusted Pre-Tax Income for such long-term Performance Period (but not below $0), and (ii) $8 million.
     Prior to the payment with respect to any Award intended to satisfy the requirements for Performance-Based Compensation, the Committee shall certify in writing the attainment of the performance criteria and any other material terms. Unless an Award Agreement expressly provides otherwise, Awards and payouts hereunder shall not affect any awards or payouts under other compensation or benefit plans, and participants may receive awards under more than one plan for a performance period.
5. ELIGIBILITY; PRORATIONS.
     (a) Persons employed by the Company or any of its Affiliates as Senior Executives in a Performance Period prior to the establishment by the Committee of the Target Award for such Performance Period are eligible to be Participants under the Plan for such Performance Period (subject to (b) below, whether or not so employed or living at the date an Award is paid). A Senior Executive is not rendered ineligible to be a Participant by reason of being a member of the Board.
     (b) The Award applicable to a Participant under the Plan for a Performance Period shall be prorated over the Performance Period or the Participant shall be ineligible for an Award, as the case may be, in the following events:

(i)	ceasing to be a Senior Executive, otherwise than by dismissal, during the Performance Period, including ceasing to be such due to death, retirement, resignation, or leave of absence	—	prorate as of the date of ceasing to be such, to the nearest half month

(ii)	disability for more than three months in a Performance Period	—	prorate as of the last day of the third month of disability

(iii)	disability for three months or less in a Performance Period	—	no reduction in applicable Award

(iv)	dismissal, with or without cause, during or after a Performance Period by the Company or any Affiliate	—	no Award
If a Change in Control occurs during any Performance Period, the foregoing provisions of this Section 5(b) shall not apply to any such event occurring on or after the Change in Control.
6. CHANGE IN CONTROL. Within fifteen (15) business days following a Change in Control, each Participant under the Plan during the Performance Period in which the Change in Control occurs who is in the employ of the Company at the time of the Change in Control shall be paid an amount equal to (i) the Award the Participant would have earned for such Performance Period, assuming continued achievement of the relevant performance goals at the rate achieved as of the end of the calendar month immediately prior to the calendar month in which the Change in Control occurs, multiplied by (ii) a fraction, the numerator of which is the number of days in the Performance Period which have elapsed as of the Change in Control, and the denominator of which is the number of days in the Performance Period. The Committee, or a successor compensation committee of the surviving corporation that meets the requirements of Code Section 162(m) and the treasury regulations promulgated thereunder, shall make the certification described in Section 4 prior to any payment pursuant to this Section 6. Amounts payable pursuant to this Section 6 shall not be subject to downward adjustment by the Committee, notwithstanding the provisions of Section 3(c).
7. OTHER CONDITIONS.
     (a) No Person shall have any right to be selected as a Participant for any Performance Period or, except as provided in Section 10, to receive an Award under the Plan. There is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.
     (b) Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any Affiliate.

     (c) The Company or any Affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.
     (d) No segregation of any moneys or the creation of any trust or the making of any special deposit shall be required in connection with any Awards made or to be made under the Plan.
     (e) This Plan is not intended to and shall not preclude the Board from adopting, continuing, amending or terminating such additional compensation arrangements as it deems desirable for Participants under this Plan, including any thrift, savings, investments, stock purchase, stock option, profit-sharing, pension, retirement, insurance, bonus or other incentive plan.
8. DESIGNATION OF BENEFICIARIES. A Participant may designate one or more beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant’s death. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for this purpose and shall be signed by the Participant and delivered to the Company or Affiliate employing the Participant prior to the Participant’s death. In case of the Participant’s death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiaries at the time such Award would have been paid to Participant, if Participant were still alive. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant’s estate at the time such Award would have been paid to Participant, if Participant were still alive. If there shall be any question as to the legal right of any beneficiary to receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its employing Affiliate shall have no further liability to anyone with respect to such amount.
9. PLAN ADMINISTRATION.
     (a) The Committee shall have full power and discretion to administer and interpret the Plan and to establish rules for its administration. In making any determinations under or referred to in the Plan, the Committee shall be entitled to rely on opinions, reports or statements of officers or employees of the Company and its Affiliates, and of counsel, public accountants and other professional or expert Persons.
     (b) Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or committee selected by it; provided, however, that the Committee may not allocate or delegate any portion of its responsibilities in connection with or relating to Covered Employees or Performance-Based Compensation. Any such allocation or delegation may be revoked by the Committee at any time.

     (c) The Plan shall be governed by the laws of the State of Delaware and applicable Federal law.
10. MODIFICATION OR TERMINATION OF PLAN. The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine; provided that no modification a `or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary in respect of any Target Award established prior to the date such amendment is adopted by the Board.
11. SHAREHOLDER APPROVAL. No Target Award may be paid hereunder to any Covered Employee until the material terms of the Plan are disclosed to and approved by the shareholders of the Company. Such approval must be in a separate vote by the holders of a majority of the shares of the Company present, or represented by proxy, and entitled to vote, at a duly constituted meeting of the Company’s stockholders in accordance with the laws of the State of Delaware.